Exhibit 1.4

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

Eric Musser Promoted to President of CDC Software

ATLANTA, July 25, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, today announced that Eric Musser has been promoted to president of CDC Software, effective immediately. Previously, Mr. Musser held positions as chief technology officer of Ross Systems and president of IMI, and most recently as executive vice president of strategy for CDC Software.

“Eric has been central to our success, driving synergies throughout our global organization. He has also been instrumental in setting the direction for the company, while driving our acquisition activity and overall evolution of our products and services for key vertical industries,” said Peter Yip, chief executive officer of CDC Software. “This promotion is a confirmation of Eric’s successful track record and I am confident that he will provide the guidance needed for the strong management team we have assembled. This is also another important step as we continue to prepare CDC Software to operate and grow successfully as a stand-alone company.”

“As one of the few true industry-specialists in the enterprise software market, we have a unique opportunity at CDC Software and I am excited to be taking on this expanded role,” said Mr. Musser. “We have a very satisfied base of customers around the globe, an unusually strong mix of software license revenues coming from new customers, and an expanding reach into growing geographies. I will ensure that we continue to maintain the reputation we have earned as the customer-driven company, as we grow the business and strengthen our advantages as vertical specialists for the benefit of customers, investors and employees.”

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the effects of the various management and board appointments at the CDC Software, the growth of revenue both organically and through targeted acquisitions, the enhancement of the company’s competitive position, the expansion of the business through sales of software licenses and on-demand subscription services to new customers, and the unlocking of shareholder value through capital market events. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to identify and acquire revenue enhancing businesses, the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; the effects of restructurings and rationalization of operations; and the ability of CDC Software to unlock shareholder value by means of a capital market event. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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